OUTSIDE DIRECTOR COMPENSATION POLICY
Originally adopted and approved June 16, 2021, effective upon the effectiveness of the registration statement relating to the Company’s initial public offering (the “Effective Date”)
Most recently amended on January 10, 2023, with such amendment effective January 1, 2023 (the “Amendment Effective Date”)

Blend Labs, Inc. (the “Company”) believes that the granting of compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the payments such Outside Director receives under this Policy.

The original Policy was suspended by the Board on December 31, 2022. This amended Policy will be effective as of the Amendment Effective Date.

1	COMPENSATION

Annual Retainer

Starting on the Amendment Effective Date and subject to Section 7 of the Policy, each Outside Director will be eligible to receive an annual retainer of $300,000 (the “Annual Retainer”) for services performed during the then-current calendar year. There are no per-meeting attendance fees for attending Board meetings. The Annual Retainer will be paid as follows: 50% of the Annual Retainer will be paid in the form of cash (the “Cash Retainer”) and 50% of the Annual Retainer will be in the form of Retainer Restricted Stock Units or “Retainer RSUs” (as described below). The Cash Retainer will be paid in approximately equal monthly installments on the fifteenth (15th) day of each calendar month in the then-current calendar year, subject to the individual continuing to remain an Outside Director on the applicable payment date.

If an individual first becomes an Outside Director after January 1, 2023, or after January 1 of any calendar year thereafter, such Outside Director will receive a pro-rated portion of the Annual Retainer with such pro-rated amount equal to the Annual Retainer multiplied by a fraction with a numerator equal to the number of calendar months remaining in the calendar year in which the individual first becomes an Outside Director (with the month the individual first becomes an Outside Director counted as a remaining calendar month) and a denominator equal to 12 (such fraction, the “Pro-rated Fraction” and such retainer, the “Pro-rated Annual Retainer”). The Pro-rated Annual Retainer will be subject to the same split between cash and Retainer RSUs as described above and the cash portion of the Pro-rated Annual Retainer will be paid in approximately equal monthly installments on the fifteenth (15th) day of each remaining calendar month in the then-current calendar year (starting in the first calendar month that starts following the date the individual becomes an Outside Director), subject to the individual continuing to remain an Outside Director on the applicable payment date . For purposes of example only, if an individual first becomes an Outside Director on April 15, 2023, the Outside Director will receive a Pro-rated Annual Retainer of $225,000 or ((9/12) * $300,000) for such calendar year, with 50% of the Pro-rated Annual Retainer paid in the form of cash (with the first payment made on May 15, 2023) and 50% of the Pro-rated Annual Retainer in the form of Retainer RSUs.

The Board in its discretion may change and otherwise revise the terms of the compensation granted under this Policy, including, without limitation, the amount of compensation to be paid, on or after the date the Board determines to make any such change or revision.

2	RETAINER RSUS

Retainer RSUs

Each Outside Director will receive 50% of his or her Annual Retainer or Pro-rated Annual Retainer, as applicable, in the form of Retainer RSUs. The number of Shares subject to the Retainer RSUs will be equal to the quotient of (i) 50% of the Annual Retainer or Pro-rated Annual Retainer, as applicable, divided by (ii) the average Fair Market Value of one Share for the 30 consecutive Trading Days ending on the last Trading Day of the month immediately prior to the month that includes the Grant Date (“Stock Value”). Any fractional RSUs will be rounded down to the nearest whole RSU. Retainer RSUs for any calendar year of service as an Outside Director will be granted on the grant dates discussed below. By way of example, if an individual serves as an Outside Director for all of calendar year 2023, such individual will receive an award of Retainer RSUs on the Grant Date as compensation for his or her service as an Outside Director during calendar year 2023. By further way of example, if the Annual Retainer is $300,000, and 50% of the Annual Retainer is converted into Retainer RSUs, and the Stock Value is $2, then the Outside Director would receive 75,000 Retainer RSUs (150,000) / $2/Share = 75,000 Shares). Notwithstanding the foregoing, if an Outside Director first becomes an Outside Director, or ceases to be an Outside Director, after January 31 of a calendar year, the number of Shares subject to the Retainer RSUs will be calculated based on the number of months the Outside Director served as an Outside Director in the applicable calendar year (with the month the individual first becomes an Outside Director or the month in which the individual ceases to be an Outside Director counted as a full calendar month). Retainer RSUs shall be subject to certain terms and conditions as provided for in this Policy.

Terms of Retainer RSUs

a.Minimum RSU Value. Notwithstanding the foregoing, and only with respect to an Outside Director receiving an Annual Retainer who has not entered into an Outside Director Letter, if the Stock Value on the Grant Date is less than $1.50, then the Outside Director will receive 10,000 Retainer RSUs for a full calendar year, with the remainder of the Retainer RSU value paid in cash. Further, and only with respect to an Outside Director receiving a Pro-rated Annual Retainer, if the Stock Value on the Grant Date is less than $1.50, then the Outside Directors will receive 10,000 Retainer RSUs multiplied by the Pro-rated Fraction (rounded down to the nearest whole RSU) for the applicable year, with the remainder of the Retainer RSU value paid in cash. Further, and only with respect to an Outside Director who has entered into an Outside Director Letter and the Outside Director Letter Completion Year occurs in the calendar year, if the Stock Value on the Grant Date is less than $1.50, then the Outside Director will receive 10,000 Retainer RSUs prorated as described in Section 7 (rounded down to the nearest whole RSU) for the applicable year, with the remainder of the Retainer RSU value paid in cash. By way of example, if the Stock Value on the Grant Date is $1.30, the Outside Director has not entered into an Outside Director Letter and is receiving the Annual Retainer and the Retainer RSU value is $150,000, then the Outside Director would receive the following for the full calendar year: 10,000 Retainer RSUs ($13,000 value) and $137,000 in cash in lieu of additional Retainer RSUs (for a total of $287,000 in cash and $13,000 in Retainer RSUs for the full calendar year). By further way of example, if the Stock Value on the Grant Date is $1.30, the Outside Director is receiving a Pro-rated Annual Retainer of $225,000, the Pro-rated Fraction is 9/12 and the Retainer RSU value is $112,500, then the Outside Director would receive the following for the applicable calendar year: 7,500 Retainer RSUs ($9,750 value) and $102,750 in cash in lieu of additional Retainer RSUs (for a total of $215,250 in cash and $9,750 in Retainer RSUs for the applicable calendar year). By further way of example, for an Outside Director who has entered into an Outside Director Letter and the Outside Director Letter Completion Year occurs in the calendar year, if the Stock Value on the Grant Date is $1.30, the Outside Director is receiving a Cash Retainer of $150,000, there are nine (9) months remaining in the Outside Director Letter Completion Year and the Retainer RSU value is $112,500, then the Outside Director would receive the following for the applicable calendar year: 7,500 Retainer RSUs ($9,750 value) and $102,750 in cash in lieu of additional Retainer RSUs (for a total of $252,750 in cash and $9,750 in Retainer RSUs for the applicable calendar year). Any cash payment in lieu of Retainer RSUs will be made no later than the 15th of the month following the Grant Date, subject to the individual continuing to remain an Outside Director on the applicable payment date.

b.Grant Date. For then current Outside Directors, each Retainer RSU will be granted on December 20 of the then-current calendar year for services provided as an Outside Director in the same calendar year; provided, however, that if that date is not a Trading Day, the Retainer RSUs will be granted on the previous Trading Day prior to such date. Outside Directors whose service as an Outside Director terminates prior to December 20 but have served as Outside Directors in that same calendar year shall be eligible to receive

Retainer RSUs on a pro-rated basis under the terms of this Policy, with such Retainer RSUs granted on the 5th calendar day prior to the Outside Director’s scheduled termination date; provided, however, that if that date is not a Trading Day, the Retainer RSUs will be granted on the previous Trading Day prior to such date. The date an Outside Director is granted a Retainer RSU is referred to herein as the “Grant Date”.

c.Vesting Schedule. Retainer RSUs will be fully vested on the Grant Date.

d.Automatic and Nondiscretionary. All grants of Retainer RSUs pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the terms of the Plan, the form of RSU agreement adopted for use thereunder and this Policy.

3	TRAVEL EXPENSES
Each Outside Director’s reasonable, customary, and documented travel expenses to Board meetings will be reimbursed by the Company.

4	ADDITIONAL PROVISIONS
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

5	LIMITATIONS
No Outside Director may be issued, in any Fiscal Year, cash payments (including under Section 1 above) or Awards (including Retainer RSUs) with a combined value greater than $800,000. Any Awards or other compensation granted to an individual for his or her services as an Employee, or for his or her services as a Consultant other than an Outside Director, will be excluded for purposes of the limitations under this Section 5.

6	SECTION 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

7	OUTSIDE DIRECTOR OFFER LETTERS
Notwithstanding the foregoing, if, as of the Effective Date, an Outside Director has entered into a letter agreement with the Company that governs his or her compensation as a member of the Board (such letter, an “Outside Director Letter”), then starting on the Amendment Effective Date, such Outside Director will be eligible to receive the full Cash Retainer, but will not be eligible to receive the Retainer RSUs under the terms of this Policy until the equity award or other compensation referenced in the Outside Director Letter has fully vested or been earned. For the year in which the Outside Director has earned or otherwise vested in the totality of the compensation set forth in the Outside Director Letter (the “Outside Director Letter Completion Year”), then for such calendar year the Outside Director will be entitled to receive a prorated amount of the Retainer RSUs for such calendar year with the number of Shares subject to the Retainer RSUs calculated based on the number of calendar months remaining in the Outside Director Letter Completion Year (with the month in which the equity award or other compensation has fully vested or been earned counted as a remaining calendar month) and on the same terms and conditions as apply to Retainer RSUs as provided for in this Policy. For purposes of example only, if an Outside Director has entered into an Outside Director Letter and the equity award or other compensation referenced in the Outside Director Letter is not fully vested or been earned in 2023, such Outside Director would receive the $150,000 Cash Retainer but no portion of the Retainer RSUs. For purposes of further example, if an Outside Director has entered into an Outside Director Letter and the equity award or other compensation referenced in the Outside Director Letter becomes fully vested and earned as of April 15, 2023, such Outside Director would receive the $150,000 Cash Retainer and Retainer RSUs with a value of $112,500 (9/12 of $150,000).

8	REVISIONS
The Board or any Committee designated by the Board may amend, alter, suspend, or terminate this Policy at any time and for any reason. No amendment, alteration, suspension, or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.